UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2007

XL Capital Ltd
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	1-10804	98-0191089
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

XL House, One Bermudiana Road, Hamilton, Bermuda		HM11
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 292-8515

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on November 24, 2006, Jerry de St. Paer, Chief Financial Officer of XL Capital Ltd (the "Company"), announced his decision to retire from the Company during 2007.

On February 22, 2007, the Company entered into an agreement with Jerry de St. Paer pursuant to which he will continue to be employed by the Company as its Executive Vice President and Chief Financial Officer through March 5, 2007. Mr. de St Paer will assist the Company with transition matters until such termination date. Mr. de St. Paer's termination of employment on March 5, 2007 will be considered a retirement under the Company’s employee benefit and long term incentive plans. He will also receive payments and benefits substantially as provided in Section 8(d)(ii) of his employment agreement with the Company dated as of March 1, 2001 (the "Employment Agreement"). The Company has agreed to waive the provisions in Mr. de St. Paer’s Employment Agreement relating to non-competition and non-solicitation of customers.

The Company announced that Fiona Luck has been named as interim Chief Financial Officer until a successor for Mr. de St. Paer has been identified. The Company is in the process of an external search for Mr. de St. Paer's replacement. Ms. Luck, who is a Chartered Accountant and has 24 years experience in the insurance industry, will also continue in her role as Chief of Staff and a member of the Company’s Office of the Chief Executive Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XL Capital Ltd

February 22, 2007	By:	/s/ Kirstin Romann Gould

Name: Kirstin Romann Gould
Title: Secretary